Exhibit 10.32
DATED THE 28th July 2011
CONSULTANCY AGREEMENT
Between

EMERSON RADIO MACAO COMMERCIAL OFFSHORE LIMITED
and
MR. MA CHI CHIU

THIS CONSULTANCY AGREEMENT is made on the 28th July 2011.
BETWEEN:
(1)	Emerson Radio Macao Commercial Offshore Limited of Alameda Dr. Carlos D’ Assumpcao, Nos 335-341, Hotline Centro, 17 andar R-U, Macau (hereinafter referred to as “Emerson”); and
(2)	Mr. Ma Chi Chiu of Flat A, 8/F., Lung Man Building, 8 Homantin Street, Kowloon, Hong Kong. (hereinafter referred to as “Executive”).
The parties record their Agreement to the following:-
1.	Length of Consultancy
1.1	Subject to clause 1.2 and to the other clauses of this Agreement, the duration of this consultancy shall be between 1st August 2011 to 31th July 2012.
1.2
The Duration of this Agreement shall be extended for a mutually agreed period if both parties shall have agreed in writing one month, or a mutually agreed shorter period, prior to the expiry date of this Agreement.

1.3	In this Agreement the Consultancy Period refers to the period during which the Agreement is in force.
2.	Consultancy Responsibility and Role
2.1
Emerson appoints the Executive as its agent for the consultancy Period and in consideration of the Consultancy Fee described in clause 3. The Executive accepts the appointment for the Consultancy Period to discharge the functions specified in clause 2.2, and any other lawful functions, projects, or assignments which “Emerson” and /or any of its subsidiary / affiliate(s) / associate companies (hereinafter collectively known as “the Group”) may reasonably instruct (“the Consultancy Services”).

2.2
The Executive is retained to provide such technical consultancy services in Hong Kong, Singapore, USA and the People’s Republic of China to Emerson or the Group. In this respect, the Executive will subject always to clause 2.3 communicate to Emerson or the Group such information as it may receive and reasonably considers relevant to the objectives pursued by Emerson or the Group.

2.3
The Executive may accept assignments from persons other than Emerson, but the Executive must ensure that it does not undertake any other activities or commitments during the Consultancy Period which are or are likely to become in conflict with the interests of Emerson from time to time.

2.4	The Executive is appointed as Consultant to Emerson in which capacity he is subject to certain duties and obligations including those of confidentiality and good faith.
3.	Consultancy Fee
3.1	For the period from August 1, 2011 to December 31, 2011, the Consultancy Fee is HK$231,666.67 per month and payable in arrears.
For the period from January 1, 2012 to July 31, 2012, the Consultancy Fee is HK$80,000.00 per month and payable in arrears.
3.2
The amount of the Consultancy Fee has been agreed on the basis that all the duties which the Executive is required to discharge under this Agreement can be properly and reasonably performed by the Executive with his devoting substantially all of his time to the business of Emerson.

3.3	The Executive will not be entitled to annual leave or public/ statutory holidays during the Consultancy Period.
3.4	The Executive will not be included in the company’s medical coverage.
4.	Confidential Information
4.1
The Executive shall observe strict secrecy towards any third party regarding business secrets of which it gets knowledge during its activity, particularly regarding confidential information about Emerson or the Group, its technical plans, contract documentation, strategies and financial position or prospects or any other knowledge regarding the activity of Emerson or the Group which the Executive has acquired in connection with the provision of the Consultancy services.

4.2
On completion of the Consultancy Agreement, the Executive will return all documentation and materials of whatsoever nature compiled, received or otherwise utilized by the Executive during the Consultancy Period.

4.3	The Executive will not impart any confidential information concerning the business of the Company to any third party, at any time after the completion of the Consultancy Agreement.

5.	Termination by Either Party

Without prejudice to any rights or remedies which either party may have against the other, either party will have the right at any time by notice in writing to terminate this Agreement immediately if any of the following happens:-

5.1	the other commits a serious breach of the term of this Agreement;
5.2	either party enters into liquidation whether compulsorily or voluntarily other than liquidation for the purpose of amalgamation or reconstruction or compounds with creditors;
5.3	The Executive becomes permanently incapacitated by illness or accident from continuing as Consultant of Emerson.
5.4
either parry may terminate this Agreement at any time by giving one month’s notice to the other party or by paying the sum of HK$80,000.00 in full and final settlement of this agreement to the other party.

6.	General
6.1	This Agreement is personal to the parties and shall not be assigned by either of them.
6.2
Variations to this Agreement and the definition of the nature, scope and extent of any other projects which Emerson may instruct (for the purpose of clause 2.2) will be in writing and signed by both of parties’ authorised representatives.

6.3	This Agreement shall be governed and construed in accordance with the laws of Hong Kong Special Administration Region.
6.4	This Agreement embodies the entire understanding and agreement of Emerson and overrides and supersedes any prior promises, representations, understandings or implications.
6.5
Any notice which is required or permitted to be given by either party to the other may be given by prepaid letter post, telex or facsimile transmission to the address of the other party shown on the face of this letter or any other address which may have been notified by either party to the other and acknowledged by the other and any notice given under this Agreement shall be deemed to have been received within five days of posting, if given by letter, or on the same day on which a notice sent by telex or facsimile shall have been sent.

	For Emerson	For the Executive

Address:	Alameda Dr. Carlos D’ Assumpcao	Flat A, 8/F
	Nos 335-341, Hotline Centro	Lung Man Building
	17 andar R-U	8 Homantin Street
	Macau	Kowloon, Hong Kong
IN WITNESS whereof the duly authorised representatives of the parties have executed this Agreement.

/s/ Christopher W Ho Christopher W Ho	/s/ Ma Chi Chiu Ma Chi Chiu
For and on behalf of
Emerson Radio Macao Commercial Offshore Limited